Exhibit 99.1

Tesoro Logistics LP Announces New Officer and Director

SAN ANTONIO - July 22, 2011 - Tesoro Logistics LP (NYSE:TLLP) announced today the election of Dan Romasko as Vice President and Chief Operating Officer. In addition, he has been appointed to the Board of Directors as a new member, effective July 21, 2011, increasing its size from seven to eight.

"We are pleased to welcome Dan Romasko to our board," said Tesoro Logistics Chairman and CEO, Greg Goff. "Dan's operations background and his role as Executive Vice President, Operations at Tesoro make him ideally suited to join our board and serve as our Vice President and Chief Operating Officer."

Mr. Romasko currently serves as the Executive Vice President, Operations for Tesoro Corporation. Prior to joining Tesoro in 2011, he held positions of Vice President, Operations Integrity and Vice President, Technical Operations and Competence at Suncor Energy. Mr. Romasko also worked for Petro-Canada and ConocoPhillips where he held numerous leadership positions in supply and trading, transportation and refining.

Mr. Romasko earned a Bachelor's of Science degree in chemical engineering from Montana State University.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

Please visit us at: www.tesorologistics.com

Contact:
Investors: Louie Rubiola, Director, Investor Relations, (210) 626-4355
 or
Media: Mike Marcy, Manager, External Affairs, (210) 626-4697